EXHIBIT 23

Registered Public Company Accountant’s Consent Letter

To the Board of Directors and Stockholders’

Apex Resources Inc.

Alyataus g. 100 Varȇna,

Lithuania

Re: Apex Resources Inc.

We, Kirtane & Pandit LLP, Chartered Accountants, hereby consent to using our opinion report sold on behalf of filing the referenced company’s S-1 document with the SEC for the year ended June 30, 2016.

Whereby, We, Kirtane & Pandit LLP, Chartered Accountants, hereby consent to our reference as auditor being an “expert” in accordance with Rule 436 of Regulation C and Rule 601(b)(23) of Regulation S-K

For Kirtane & Pandit LLP

Chartered Accountants

FRN: 105215W/W100057

PCAOB FIRM ID NO 5686

Sd/-

Milind Bhave

Partner

Membership No. 047973

Place: Mumbai, Date: July 15, 2017